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                                                                    News Release
FOR FURTHER INFORMATION:
Elliott J. Broderick                                 Fred Nachman
Chief Financial Officer                     Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771


FOR IMMEDIATE RELEASE



                        MALAN REALTY INVESTORS ANNOUNCES
                            SALE OF THREE PROPERTIES


         Bingham Farms, Mich., August 20, 2003 - Malan Realty Investors, Inc. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced that it has closed on the sales of three properties.

         The properties, consisting of 357,000 square feet of gross leasable area, are a Kmart store in Franklin Park, Illinois; the Cinemark Melrose Park Theater in Melrose Park, Illinois; and the Clifty Crossing Shopping Center in Columbus, Indiana. Proceeds from the sales of $15.3 million after expenses were used to pay down $3.2 million of debt. The company anticipates using the balance of the funds to pay down additional debt, fund a required distribution to shareholders and for general working capital purposes. Malan also has another six properties and one vacant land parcel under contract for sale and one additional property under letter of intent.

         "We are pleased with the continued progress in the disposition of our properties and the efforts of George Good and the rest of the CB Richard Ellis team in moving along the process," said Malan CEO and President Jeffrey D. Lewis.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a

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plan of complete liquidation. The company owns a portfolio of 36 properties located in eight states that contains an aggregate of approximately 3.2 million square feet of gross leasable area.

         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, the cost of litigation in which the company is involved, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.